Exhibit 10.89
KEN CLEVELAND EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of the 24th day of September, 2008, by and between New Century Energy Corp., a Colorado corporation, with its principal place of business at 1770 St. James Place , Suite 380, Houston, TX.  77056, Houston, Texas (the "Company") and Ken Cleveland, who resides at 5803 Hickory Springs Dr. Kingwood, Texas  77345 (the "Employee")

W I T N E S S E T H:

R E C I T A L S:

WHEREAS, the Company is engaged in the business of exploring for and producing oil and natural gas; and

WHEREAS, Company desires to retain the services of the Employee as an employee of the Company and the Employee desires employment with the Company upon the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and premises, the receipt and sufficiency of such mutual consideration if hereby acknowledged and confessed by the Company and Employee, and to induce Company to hire the Employee on the terms and conditions hereinafter form, the Company and Employee hereby agree as follows:

A G R E E M E N T S:

ARTICLE 1

EMPLOYMENT AND TERM

1.01           Employment.  The Company hereby employs the Employee on a part time basis, and the Employee accepts such employment with the Company, to serve the Company as Chief Financial Officer.

1.02           Employment Term.  Employee’s employment hereunder shall be for a term of six (6) months commencing as of August 1, 2008, unless earlier terminated pursuant to Article 5 hereof.  If on the expiration date of the Employment Term the Employee is still employed by the Company, this Agreement, upon mutual written consent, may be extended for successive one (1) month terms, subject to being earlier terminated pursuant to Article 5. The term "Employment Term" shall mean the term stated herein and all renewals and extensions of Employee’s employment hereunder.

ARTICLE 2

DUTIES OF EMPLOYEE

2.01           Duties.  During the Employment Term, Employee shall render such services as Chief Financial Officer to the Company and its Affiliates (as defined in section 4.07 below) as are reasonably required by the Board of Directors of the Company (hereinafter "Board of Directors" or the "Board") and may be required by virtue of the office(s) and positions held by Employee.

ARTICLE 3

COMPENSATION

3.01           Base Salary.  As compensation for services hereunder and in consideration for the protective covenants set forth in Article 5 hereof, the Employee shall be paid a monthly salary of $12,694.00 beginning August 1, 2008, paid twice monthly in accordance with the Company’s standard payroll procedures.

ARTICLE 4

PROTECTIVE COVENANTS

4.01           General.  Employee expressly acknowledges and agrees that he will be given access to and become familiar with business methods, trade secrets, and other proprietary information developed at the Company’s expense, which is valuable, unique, and essential to the performance of Employee’s duties hereunder, as well as being essential to the overall continued success and business goodwill of the Company.  Employee expressly acknowledges and agrees that the Trade Secrets (as hereinafter defined) are proprietary and confidential and if any of the Trade Secrets was imparted to or became known by any persons, including Employee, engaging in a business in any way competitive with that of the Company’s, such would result in hardship, loss, irreparable injury and damage to the Company, and that the measurement of which would be difficult, if not impossible, to determine.  Accordingly, Employee expressly agrees that (I) the Company has a legitimate interest in protecting the Trade Secrets and its business goodwill, (ii) it is necessary for the Company to protect its business from such hardship, loss, irreparable injury and damage, (iii) the following covenants are a reasonable means by which to accomplish that purpose, and (iv) violation of any of the protective covenants contained herein shall constitute a breach of trust and is grounds for immediate dismissal and for appropriate legal action for damages, enforcement and/or injunction.

4.02           Trade Secrets.  It is understood that during the course of his employment hereunder and for all time thereafter, the Employee will have access to and become familiar with certain proprietary and confidential information of the Company which is not generally known to the public (the "Trade Secrets’’), which includes, by way of illustration and not by way of limitation:

(a)	Lists containing the names of past, present and prospective customers, employees, principals, clients and suppliers;

(b)	The past, present and prospective methods, procedures and techniques utilized in identifying prospective markets, subscribers, customers, clients and suppliers, and in soliciting the business thereof;

(c)
The past, present and prospective methods, procedures and techniques used in the operation of the Company’s business, including marketing plans and objectives and the methods, procedures and techniques utilized in selling, pricing, applying and delivering the Company’s products and services; and

(d)
Compilations of data, information, databases, computer programs, publications, reports, maps, surveys, contracts and records which are owned or developed by the Company and/or which are used in the operation of the business of the Company, including, without limitation, electronically stored information.

Employee acknowledges that the Trade Secrets give the Company an advantage over its competitors, and that the same is not available to or known by the Company’s competitors or the general public.  Employee further acknowledges that the Company has devoted substantial time, money, and effort in the development of the Trade Secrets and in maintaining the proprietary and confidential nature thereof.  Employee further acknowledges his position with the Company is one of the highest trust and confidence by reason of Employee’s knowledge of, access to, and contact with the Trade Secrets.  Employee agrees to use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets.  Employee covenants that, during the term of this Agreement and for all time thereafter regardless of which party terminates this Agreement he will not disclose, disseminate or distribute to another, nor induce any other person to disclose, disseminate or distribute, any Trade Secrets of the Company, directly or indirectly, either for Employee’s own benefit or for the benefit of another, whether or not acquired, learned, obtained or developed by Employee alone or in conjunction with others, nor will Employee use or cause to be used any Trade Secrets in any way except as is required in the course of his employment with the Company.  Employee acknowledges and covenants that all Trade Secrets relating to the business of the Company, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Company, shall not be copied or otherwise reproduced in whole or in part, and shall not be removed from the premises of the Company, under any circumstances whatsoever without the prior written consent of the Company.  Employee further covenants that all Company equipment, machinery, computer hardware and software, and all other memoranda, data, information, notes, records, drawings or other documents made, compiled, acquired or received by Employee during the term of this Agreement which are in his possession or under his control at the termination of his employment hereunder, concerning any Company activity, including, but not limited to, information, databases, computer programs, reports, maps, surveys, contracts, lists of customers and clients, lists of suppliers, data, processes, techniques and applications developed and/or used by the Company, management techniques, names of suppliers and customers, marketing and sales techniques, and product and service pricing information, shall together with all copies, be delivered, in good condition, to the Company immediately upon Employee’s termination (whether or not so requested by the Company), or at any time upon the Company’s request.

                4.03           Remedies for Breach.    Employee acknowledges that the legal remedies for breach of the protective covenants hereunder are inadequate and therefore agrees that, in addition to all of the remedies available to the Employee in the event of a breach or a threatened breach of any covenant contained in this Article 4, the Company may:

(a)	Obtain temporary, preliminary, and permanent injunctions against any and all such actions; and

(b)
Seek to recover from Employee monetary damages to the Company arising from such breach or threatened breach and all costs and expenses (including attorneys, fees) incurred by the Company in the enforcement of such protective covenants.

                4.04           Intent of Parties.  Employee recognizes and agrees that this Agreement is necessary and essential to protect the business of the Company and to realize and derive all the benefits, rights; and expectations of conducting the Company’s business; that the area and duration of the protective covenants herein are in all things reasonable; and that good and valuable consideration exists for Employee’s agreement to be bound by such protective covenants.

               4.05           Affiliates of the Company.  The protective covenants in Article 4 shall also benefit the business and Trade Secrets of the Company’s Affiliates (as hereinafter defined) and these covenants shall be enforceable against Employee by each of such Affiliates as third party beneficiaries.  An "Affiliate" of the Company is any person or entity that directly or indirectly through one or may intermediaries, controls or is controlled by, or is under common control with, the Company.

ARTICLE 5

TERMINATION OF EMPLOYMENT

               5.01           Termination by the Company.  The Company may terminate Employee’s employment at any time and for any reason, with or without cause and without any liability whatsoever.  Employee may voluntarily terminate his employment with the Company at any time, for any reason, without any liability whatsoever.  In the event the Company or Employee terminates employment, the terminating party shall provide the other party with thirty (30) days written notice.  Should Employee engage in any dishonest, unethical, fraudulent or felonious act relating to Employee’s duties to the Company, then the Company is not required to provide Employee with the thirty (30) days termination notice.  The Company, at its sole discretion, may determine whether the Employee’s actions constitute dishonest, unethical, fraudulent or felonious conduct.

               5.02           Authority to Modify ..  Employee acknowledges and agrees that no manager or representative of the Company, other than a Director, has any authority to enter into any agreement of employment with Employee for any specific period of time, or to make any agreement contrary to the foregoing.

               5.03           Effect of Termination on Compensation. In the event of the termination of this Agreement, the Employee shall be entitled to his base salary earned prior to the date of termination as provided for in this Agreement computed pro-rata up to and including the date of termination.

ARTICLE 6

ASSIGNMENT OF CONTRACT

           6.01           Assignment by the Company.  Employee understands and agrees that the Company may assign all of its rights and delegate all of its duties under this Agreement upon notice to Employee.

           6.02           Assignment by Employee.  Employee understands that this Agreement is personal to him and that he may not assign his rights or delegates his duties under this Agreement, or any portion thereof, to any other person or entity without the prior written approval of the Company.

ARTICLE 7

GENERAL PROVISIONS

           7.01           Indemnification.  Employee shall indemnify and hold each of the Company and its Affiliates harmless against any and all losses, claims, damages, obligations, penalties, judgments, liabilities, costs, expenses, and disbursements and any and all actions, suits, proceedings, and investigations in respect thereof, and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise, including, without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which the Company or the any of its Affiliates is a party), as and when incurred by the Company or any of its Affiliates, which are directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with:

(a)	Any material breach of any covenant by Employee contained in this Agreement; and/or

(b)	Employee’s gross negligence, recklessness, willful neglect, or willful misconduct.

The provisions of this Section 8.02 shall survive the termination of this Agreement.

           7.02           Attorneys’ Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret any of the rights or obligations under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which the prevailing party may be entitled.

           7.03           Miscellaneous.

(a)           Amendments or Modifications.  This Agreement may be amended or modified from time to time but only by a written instrument executed by all parties hereto, except the Company, upon written notice to the Employee, may make unilateral modifications to Employee’s salary, commission structure, expense reimbursement policies and procedures, duties and assigned territories and accounts.

(b)           Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such provision shall not affect any of the other provisions hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  The remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(c)           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the undersigned parties and their respective heirs, executors, legal representatives, administrators and assigns.

(d)           Statutory Provisions.  Any statutory or regulatory provision referenced in this Agreement shall include a reference to all amendments thereto and any successor to such statute or regulation and/or revision thereof.

(e)           Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are preferable in Harris County, Texas.

(f)           Headings. The headings used throughout this Agreement have been used for convenience only and do not constitute matter to be considered in interpreting this Agreement.

(g)           Exhibits. The exhibits attached hereto, if any, are made a part hereof by reference as fully as if copied and set forth in the body hereof.

(h)           Number and Gender. Whenever required by the context, singular numbers shall include the plural, plural numbers shall include the singular and the gender of any pronoun shall include the other genders.

(i)           Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall, for all purposes, constitute one agreement binding on the parties hereto, notwithstanding that all parties hereto may not be signatory to the same counterpart.

(j)           Further Assurances.  In connection with this Agreement as well as all transactions contemplated by this Agreement, the parties hereto agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

(k)          Supersedes. This Agreement supersedes and replaces all prior agreements, oral or written, between the Company and Employee.

(l)           Employee’s Authority.  Employee does not have the authority to authorize any capital expenditures or to enter into any arrangement, contract or agreement for or on behalf of the Company without the express written consent of the Board of Directors or the Employee’s immediate supervisor.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

EMPLOYEE:	COMPANY:
KEN CLEVELAND	NEW CENTURY ENERGY CORP.

/s/ Ken Cleveland	/s/ Edward R. DeStefano